EXHIBIT 99.1

Axonyx Announces $50 Million Private Placement of Common Stock and Warrants

Thursday January 8, 11:21 am ET

NEW YORK--(BUSINESS WIRE)--Jan. 8, 2004--Axonyx Inc. (NASDAQ:AXYX - News) announced today that the Company has entered into definitive agreements with new and existing institutional investors relating to a private placement of $50 million of securities through the sale of 9,650,183 shares of common stock at $5.15 per share. These agreements also involve the acquisition by the investor group of five-year warrants to purchase an additional 2,412,546 shares of the Company's stock at an exercise price of $7.25 per share. The Company will file a registration statement with the SEC for the resale of common stock within 30 days.

Rodman & Renshaw Inc. was the lead placement agent for this transaction. Punk Ziegel & Co. acted as the financial advisor and a placement agent to Axonyx.

Axonyx plans to use the net proceeds of this financing transaction to support and expand the Company's research and development activities.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer's disease, human memory disorders and prion-based illnesses such as Mad Cow disease. Its leading Alzheimer's disease drug candidate is Phenserine, a dual action acetylcholinesterase and beta amyloid precursor protein ((B)-APP) inhibitor, and currently in Phase IIB and Phase III clinical trials. A previously completed Phase II trial showed that Phenserine was well tolerated and effective in improving the memory of mild-to-moderate AD patients.

The ongoing Phase IIB clinical study is designed to evaluate Phenserine's ability to lower the levels of the beta-amyloid precursor protein ((B)-APP) and Amyloid beta (A-(B)) in the plasma and cerebrospinal fluid of mild-to-moderate AD patients. The presence of toxic beta-amyloid in the brains of AD patients is considered by many experts to be a key pathological event in the causation as well as the progression of AD. A reduction of these levels may be able to slow the progression of AD.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx's annual report on Form 10-K. Axonyx cannot assure that the Phase III clinical trials, or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II trial will remain the same in the Phase III clinical trials, or future clinical trials, if any, that Phenserine will be able to slow the progression of Alzheimer's disease, that the efficacy results of the Phase III trial will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phase III Phenserine trials, that the Company's development work on Phenserine will support an NDA filing, that the results of the Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any other potential memory enhancing compound toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:
     Axonyx Inc., New York
     S. Colin Neill, 212-645-7704
     www.axonyx.com
     or:
     Wolfe Axelrod Weinberger Assoc. LLC
     Donald C. Weinberger
     Andria Pilo (Media)
     212-370-4500
     Fax: 212-370-4505
     don@wolfeaxelrod.com